EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of The Frontier Fund on Form S-1 to be filed on or about June 28, 2004 pursuant to Rule 462(b) of our report dated January 7, 2004 (January 29, 2004 as to Note 2) on The Frontier Fund and our report dated January 29, 2004 on Equinox Fund Management, LLC, appearing in Registration Statement No. 333-108397 on Form S-1 dated February 5, 2004 and in Post-Effective Amendment No. 2 to Registration Statement No. 333-108397 on Form S-1 dated June 28, 2004 of The Frontier Fund, both of which are incorporated by reference in this Registration Statement.

We also consent to the references to us under the heading “EXPERTS” in Registration Statement No. 333-108397 and Post-Effective Amendment No. 2 to such Registration Statement.

Deloitte & Touche LLP

Princeton, New Jersey

June 28, 2004